As filed with the Securities and Exchange Commission on May 27, 2011
Registration Statement No.
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Donegal Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2424711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1195 River Road
Marietta, Pennsylvania 17547
(888) 877-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald H. Nikolaus
President
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
(888) 877-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick W. Dreher, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia PA, 19103
(215) 979-1234

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

				Amount of
Title of Each Class of	Amount	Proposed Maximum Offering	Proposed Maximum Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share(2)	Offering Price(2)	Fee
Class A common stock, $.01 par value	300,000 shares	$13.115	$3,934,500	$456.80

(1)	This registration statement, pursuant to Rule 416 under the Securities Act of 1933, covers an indeterminate number of additional shares of Class A common stock with respect to the shares registered in the event of a stock split, stock dividend or similar transaction.

(2)	Calculated pursuant to Rule 457(c), based on $13.115 per share, which was the average of the high and low prices of the registrant’s Class A common stock as reported by the Nasdaq Global Select Market on May 20, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED MAY 27, 2011

300,000 Shares of Class A Common Stock
of
Donegal Group Inc.

Donegal Group Inc. 2011 Agency Stock Purchase Plan

We offer pursuant to this prospectus 300,000 shares of our Class A common stock to eligible insurance agencies under our 2011 Agency Stock Purchase Plan, or our plan.

Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “DGICA.” On May 20, 2011, the Nasdaq Global Select Market reported the last sales price of our Class A common stock was $13.19 per share.

We will offer shares of our Class A common stock under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for any services in connection with the offer or sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants any brokerage commissions or service charges in connection with their purchase of shares under our plan. We will retain all proceeds from the sale of shares of our Class A common stock under our plan.

The location of our principal executive offices is 1195 River Road, Marietta, Pennsylvania 17547; our telephone number is (888) 877-0600; our Internet web site is www.donegalgroup.com. The information on our web site is not a part of this prospectus. We recommend that you retain this prospectus for future reference.

The purchase of these securities involves investment risks. Please read carefully the section we title “Risk Factors” that begins on page 2 of this prospectus.

Neither the U.S. Securities and Exchange Commission, or the SEC, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2011.

SUMMARY

This summary highlights some information from this prospectus. This summary may not contain all of the information that is important to you. To understand this offering fully, we recommend that you read the entire prospectus carefully, including the risk factors.

The Company

We are an insurance holding company whose insurance subsidiaries offer personal and commercial lines of property and casualty insurance to businesses and individuals in 22 Mid-Atlantic, Midwestern, New England and Southern states. Our insurance subsidiaries provide their policyholders with a selection of insurance products at competitive rates, while pursuing profitability through adherence to a strict underwriting discipline.

Donegal Mutual Insurance Company, or Donegal Mutual, owns approximately 39% of our Class A common stock and approximately 75% of our Class B common stock. Donegal Mutual’s stock ownership in the aggregate represents approximately two-thirds of the voting power of our outstanding common stock. Our insurance subsidiaries and Donegal Mutual have interrelated operations. While each company maintains its separate corporate existence, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries have the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.

On May 6, 2011, Donegal Financial Services Corporation, or DFSC, which Donegal Mutual and we wholly own, acquired Union National Financial Corporation, or UNNF. On the same date, Province Bank FSB, or Province, which DFSC wholly owns, acquired by merger Union National Community Bank, formerly a UNNF subsidiary. Following the merger, Province operates under the name Union Community Bank FSB.

Offering Under Our Plan

By this prospectus, we offer to the independent insurance agencies that offer the insurance products of our subsidiaries and affiliated insurance companies, including Donegal Mutual, and that satisfy the eligibility requirements of our plan an opportunity to acquire a proprietary interest in us through our plan. We adopted our plan to foster our interests and the interests of the agencies that help us achieve long-term profitable growth.

We have reserved 300,000 shares of our Class A common stock for sale to eligible agencies under our plan, which will expire September 30, 2016. The purchase price for shares of our Class A common stock we offer under our plan will equal 90% of the average closing prices of our Class A common stock on the Nasdaq Global Select Market on the last ten trading days of each applicable subscription period.

We will offer shares under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for any services in connection with the sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants in our plan any brokerage commissions or service charges in connection with their purchase of shares under our plan.

RISK FACTORS

We recommend that you carefully consider the specific risks we describe under the caption “Risk Factors” in our periodic reports we describe in “Incorporation of Certain Documents by Reference” below.

THIS PROSPECTUS

All references in this prospectus to “Donegal Group,” the “Company,” “we,” “our” and “us” refer to Donegal Group Inc. and its consolidated subsidiaries unless the context otherwise requires.

We recommend that you read this prospectus together with the documents we incorporate by reference in this prospectus and the additional information we refer to below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have filed a registration statement on Form S-3 with the SEC relating to the securities this prospectus covers. This prospectus is a part of the registration statement, but does not contain all of the information we included in the registration statement. Whenever we refer in this prospectus to a company contract or other document, such reference is only a summary. You should refer to the exhibits we have included as a part of the registration statement for a copy of the applicable contract or other document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the use of its public reference room. You may also review our filings with the SEC through the SEC’s Internet site at www.sec.gov or by visiting our web site at www.donegalgroup.com. The information these Internet sites contain does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate information in this prospectus by reference. Incorporation by reference means that we can disclose important information to you by referring to another document we have filed with the SEC or may file with the SEC in the future. The information we incorporate by reference in this prospectus is a part of this prospectus.

This prospectus incorporates by reference important business and financial information and risk factors about us from documents that we have previously filed with the SEC. SEC rules do not require us to include, and we have not included, these documents as part of this prospectus. You may obtain these documents from us at the following address and telephone number without charge upon written or oral request:

Donegal Group Inc.
1195 River Road, P.O. Box 302
Marietta, Pennsylvania 17547
Attention: Jeffrey D. Miller
Telephone: (888) 877-0600

We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC (SEC File No. 0-15341):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Proxy Statement dated March 18, 2011.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

•	Our Current Reports on Form 8-K that we filed on February 17, 2011, February 25, 2011, March 22, 2011, March 24, 2011, April 20, 2011, April 22, 2011, May 5, 2011 and May 9, 2011, other than the portions of those documents that the SEC rules do not consider as filed.

•	The description of our Class A common stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report we filed with the SEC, for the purpose of updating this description.

In addition, we incorporate by reference any documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus, including documents we incorporate by reference in this prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our financial condition, results of operations, earnings outlook, business and prospects. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, our actual results may differ materially from our anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those our forward-looking statements contemplate include those we incorporate by reference under “Risk Factors” on page 8. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus or as of the date of any document we incorporate by reference in this prospectus.

DESCRIPTION OF OUR 2011 AGENCY STOCK PURCHASE PLAN

We describe the provisions of our plan below in question and answer form. Under our plan, the term “subsidiary and affiliated insurance companies” means subsidiary insurance companies we and Donegal Mutual control. Our board of directors approved our plan on March 7, 2011.

Purpose and Advantages of Our Plan

1.	What is the purpose of our plan?

Our plan provides an eligible agency, as we describe in Question and Answer 6, an opportunity to acquire a long-term proprietary interest in us through the purchase of our Class A common stock at a discount from current market prices. In offering our plan, we seek to foster our interests and the interests of eligible agencies by helping us achieve long-term profitable growth. Accordingly, we adopted our plan for the purpose of facilitating an eligible agency’s purchase of and long-term investment in shares of our Class A common stock. We expect that an eligible agency that purchases shares under our plan will hold those shares on a long-term basis, because we do not intend that our plan benefit an agency that demonstrates a pattern of immediate resale of shares it acquires under our plan. As we discuss in Question and Answer 6 below regarding eligibility, immediate resale of shares is a factor we consider in our determination whether an otherwise eligible agency should remain eligible for continued participation in our plan.

2.	What are the advantages of our plan?

Under our plan, an eligible agency can utilize three convenient payment methods to purchase our Class A common stock at a 10% discount from the current market price. The eligible agency will not pay any brokerage commissions or service charges in connection with its purchase.

Administration

3.	Who administers our plan for participants?

A committee of three persons our board of directors appoints from time to time administers our plan. The committee may adopt rules and regulations for the administration of our plan. The committee’s interpretations or constructions of the provisions of our plan are final and conclusive unless our board of directors takes contrary action.

Our board of directors appointed Donald H. Nikolaus, Jeffrey D. Miller and Daniel J. Wagner to serve on the committee. We do not compensate members of the committee for administering our plan. Donald H. Nikolaus is our President, Chief Executive Officer and a director and holds the same positions with Donegal Mutual. Jeffrey D. Miller is our Senior Vice President and Chief Financial Officer and holds the same positions with Donegal Mutual. Daniel J. Wagner is our Senior Vice President and Treasurer and holds the same positions with Donegal Mutual. The address of each member of the committee is c/o Donegal Group Inc., 1195 River Road, P.O. Box 302, Marietta, PA 17547; the telephone for each member is (888) 877-0600.

4.	Where may I obtain additional information about our plan and its administrators?

You may obtain additional information about our plan and its administrators by contacting Jeffrey D. Miller, our Senior Vice President and Chief Financial Officer, at (888) 877-0600.

5.	What is the term of our plan?

Our plan will expire on September 30, 2016 unless our board of directors terminates our plan earlier. Our board of directors has the right to terminate our plan at any time without notice provided that the termination does not adversely affect any participant’s then existing rights. During the term of our plan, our plan will have ten consecutive semi-annual subscription periods. Each subscription period will extend from October 1 through March 31 and from April 1 through September 30 of each year, with the first subscription period beginning on October 1, 2011.

Participation

6.	Which agencies may participate in our plan?

An eligible agency is an independent insurance agency that brings value to us, Donegal Mutual and our subsidiary and affiliated insurance companies, directly or indirectly, as we determine in our discretion, and with which we seek a long-term relationship. Only eligible agencies may participate in our plan. The eligibility criteria we consider include the agency’s volume of direct premiums written, the ability of the agency to increase sales and grow its volume of direct premiums written, the historic loss ratio of the agency’s direct premiums written and whether we have placed the agency on rehabilitation, meaning that we notified the agency of operational deficiencies, or we have revoked its binding authority. We may base eligibility on agency segmentation class or any other factors that indicate value to the companies, directly or indirectly, in our discretion.

We periodically review an eligible agency’s continued eligibility. We will consider a pattern of immediate resale of shares the eligible agency has acquired under our plan as a factor in our determination whether that agency should remain eligible for continued participation in our plan. Immediate resales would tend to indicate that an agency is not interested in the long-term profitable growth of the companies. If we determine to discontinue an agency’s participation in our plan, we will notify the agency in writing that we have discontinued its eligibility to participate in our plan. We will send this notice to the agency as promptly as possible, but in no event later than two weeks after the end of the subscription period during which we made the decision. We will treat our decision, in our discretion, to discontinue the eligibility of an agency under our plan as an automatic withdrawal from our plan. See Questions and Answers 24 and 25 below.

7.	How may an eligible agency participate in our plan?

An eligible agency may enroll in our plan by completing and filing a subscription agreement with us, as we describe in Question and Answer 8. We will send to each eligible agency a subscription agreement and a copy of this prospectus and any prospectus supplements prior to the beginning of the first enrollment period following the agency’s designation as an eligible agency.

8.	What does a subscription agreement provide?

A subscription agreement allows each eligible agency to decide and identify the date on which the agency desires to enroll in our plan, the amounts of contribution and the payment method(s) it selects for purchases under our plan. Eligible agencies that participated in our former agency stock purchase plan may participate in our plan by checking the appropriate box on the subscription agreement. If the eligible agency participated in our former agency stock purchase plan using the direct bill commission payment method, we will automatically continue that agency’s participation in our plan. In either such event, we will continue that agency’s prior contribution amounts and payment method(s) from our former agency stock purchase plan unless the eligible agency provides new instructions in the subscription agreement.

9.	When may an eligible agency enroll in our plan?

If an eligible agency chooses the direct bill commission payment method, as we explain in Question and Answer 15, enrollment in our plan may occur only during the enrollment period preceding each subscription period, which is from the 1st through the 31st day of March and from the 1st through the 30th day of September of each year, commencing September 1, 2011. An eligible agency that desires to subscribe to purchase shares of our Class A common stock through withholding from direct bill commissions must duly execute and complete a subscription agreement and return it to us during the applicable enrollment period. Once it enrolls in the direct bill commission payment method, an eligible agency’s participation in our plan continues for each succeeding subscription period unless the agency ceases to be an eligible agency or withdraws from enrollment in our plan.

If an eligible agency chooses the lump-sum payment method, as we explain in Question and Answer 17, an eligible agency may enroll by submitting a supplemental subscription agreement to us and making a lump-sum payment by the last day of the applicable subscription period, September 30 or March 31 of each year.

If an eligible agency chooses the contingent commission payment method, as we explain in Question and Answer 18, an eligible agency may enroll by submitting a subscription agreement to us during the enrollment period immediately preceding each subscription period.

10.	May an eligible agency transfer its subscription rights to another person or agency?

No. An eligible agency may not assign its subscription payments or rights to subscribe to any other person, and we will consider any attempt to do so as void, except for designations our plan permits as we describe in Question and Answer 23.

Costs and Expenses

11.	Are participants responsible for any expenses in connection with purchases under our plan?

No. We will not charge an eligible agency any brokerage commissions or other charges in connection with its purchase of shares of our Class A common stock under our plan.

Purchases

12.	How many shares are available for purchase under our plan?

Our board of directors has reserved 300,000 shares of our Class A common stock for sale under our plan.

13.	What is the purchase price of shares of our Class A common stock under our plan?

The subscription price for each share of our Class A common stock an eligible agency purchases under our plan is 90% of the average of the closing prices of our Class A common stock on the Nasdaq Global Select Market on the last ten trading days of the applicable subscription period.

14.	How may an eligible agency pay for shares it purchases under our plan?

An eligible agency can pay for shares it purchases under our plan by means of three payment methods: direct bill commission deduction, lump-sum payment or contingent commission deduction.

15.	What is the direct bill commission payment method?

Under the direct bill commission payment method, an eligible agency may elect to purchase shares of our Class A common stock under our plan through deductions from its monthly direct bill commission payment by designating that we withhold a minimum of 1% and up to a maximum of 10% of the eligible agency’s monthly direct bill commission payments from the eligible agency’s direct bill commission payments. The total subscription limit under all payment methods, including the direct bill commission payment method, is $12,000 per subscription period. “Direct bill commission payments” means those commissions that an eligible agency earns and that actually are available for payment in a monthly period to an eligible agency for personal and commercial direct bill policies after the application of all offsetting debits and credits.

16.	May an eligible agency that chooses the direct bill commission payment method change the method or amount of contribution under our plan?

Yes. An eligible agency choosing the direct bill commission payment method may change the method or the rate of contribution by filing a new subscription agreement with us during the enrollment period for the next subscription period. This change will become effective during the next subscription period.

17.	What is the lump-sum payment method?

Under the lump-sum payment method, an eligible agency may, by September 30 and March 31 of each subscription period, elect to make lump-sum cash payments for the purchase of shares of our Class A common stock under our plan. The minimum lump-sum cash payment is $1,000 per subscription period with a total subscription limit under all payment methods, including the lump-sum payment method, of $12,000 per subscription period.

18.	What is the contingent commission payment method?

An eligible agency may designate that we withhold a percentage of the contingent commission payable to it under the terms of the applicable agency profit-sharing plan, or its equivalent, for the purchase of shares of our Class A common stock under our plan during the enrollment period immediately preceding a subscription period. The total subscription limit under all payment methods, including the contingent commission payment method, is $12,000 per subscription period.

19.	Are there limitations on the amount of contributions or purchases that an eligible agency can make?

Yes. Each eligible agency’s total contributions for purchases under all payment methods, which we describe in Questions and Answers 15, 17 and 18 above, may not exceed $12,000 during each subscription period. At the close of each subscription period, we will total each agency’s contributions from all payment methods. If at any time throughout a subscription period, an eligible agency’s total payments exceed the $12,000 maximum amount and the agency so requests, we will return the excess amount without interest to the agency within a reasonable period after its request. We will apply through our plan any amount we do not return to the purchase of shares of our Class A common stock during the next subscription period without increasing the $12,000 limitation applicable to that subscription period.

20.	How does an eligible agency make purchases under our plan?

We maintain a plan account for each enrolled eligible agency. We will hold all contributions an eligible agency makes through deductions from an eligible agency’s direct bill commission and contingent commission payments and lump-sum payments during a subscription period, up to $12,000, in a separate bank account we maintain until we issue the shares to the eligible agency that has purchased the shares under our plan.

At the end of each subscription period, we will divide the amount we have credited to each eligible agency’s plan account by the subscription price for the subscription period, and we will credit the eligible agency’s plan account with the number of whole shares that results. We will carry forward any amount remaining in that plan account to the next subscription period without increasing the $12,000 limitation applicable to that subscription period or, if the eligible agency requests, we will return any remaining amount to the eligible agency. If the number of shares the eligible agency subscribes for during any subscription period exceeds the number of shares available for sale under our plan, we will allocate the remaining available shares among the participating eligible agencies in proportion to their total plan account balances, without regard to any amount we carried forward from a previous subscription period.

Shares; Certificates for Shares

21.	May an eligible agency transfer, pledge, hypothecate or assign shares credited to the agency’s plan account?

An eligible agency may not transfer, pledge, hypothecate or assign its subscription rights under our plan or shares that we credit to its plan account, except for designations we permit under our plan as we describe in Question and Answer 23.

22.	Will we issue stock certificates for shares of our Class A common stock an eligible agency purchases?

We will issue and deliver to each eligible agency stock certificates for the shares it has purchased under our plan within a reasonable time after purchase, but in no event later than three weeks after the end of the subscription period during which the eligible agency has purchased the shares.

23.	In whose name are accounts maintained and certificates registered when issued?

We will maintain accounts in our plan in the name of the eligible agency. Consequently, we will register certificates when we issue them for full shares in the same name. An eligible agency may, upon written request to us, designate that we issue shares to a shareholder, partner, other principal or other licensed employee of that eligible agency or designate that any retirement plan that the eligible agency maintains for the benefit of the eligible agency or any of its shareholders, partners, other principals or other licensed employees of the eligible agency may purchase shares instead of the eligible agency through lump-sum payments the designee makes. These permitted designations are subject to the maximum amount limitation of $12,000, compliance with all laws that apply, including the Employee Retirement Income Security Act of 1974, payment by the eligible agency or its designee of any necessary transfer taxes and satisfaction of our usual requirements for recognition of a transfer of shares of our Class A common stock.

Withdrawals from Our Plan

24.	How and when may an eligible agency withdraw from our plan?

An eligible agency that has enrolled in our plan may withdraw from our plan at any time if an authorized representative of the eligible agency notifies us of the withdrawal in writing. We will treat a termination of agency status for any reason as an automatic withdrawal. If an agency withdraws from our plan, that agency may not resubscribe until after the next full subscription period has elapsed, and then only if we have redesignated the agency as an eligible agency.

25.	What happens to any shares and cash we have credited to an eligible agency’s plan account at the time of withdrawal?

Promptly after the withdrawal or termination of an agency’s eligibility, but in no event later than three weeks after the end of the subscription period during which the withdrawal or termination occurs, we will issue certificates representing the whole shares we hold in the eligible agency’s plan account, and will refund in cash any amount we have credited to an eligible agency’s plan account at the time of withdrawal to that eligible agency without interest.

Other Information

26.	What happens if we declare a stock split or stock dividend or change or exchange our Class A common stock for shares of stock or other securities of our own or another corporation?

Our committee will make appropriate adjustments in the total number and kind of our shares that we have reserved for sale under our plan if we increase or decrease or change the outstanding shares of our Class A common stock into or exchange them for a different number or kind of our shares or other securities or stock or securities of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, spin-off or combination of shares.

27.	What are the federal income tax consequences of an eligible agency’s participation in our plan?

At the time of purchase, and where an eligible agency purchases shares of our Class A common stock in its own name, federal tax laws will treat the eligible agency as having received ordinary income in an amount equal to the difference between the subscription price it has paid and the fair market value of the our Class A common stock on the date it purchased the shares. At the end of each calendar year, we will mail to each participating agency a Form 1099 reflecting the amount of ordinary income the eligible agency has received under our plan. We will have a tax deduction at the same time in a corresponding amount. The participating agency will have a basis in the shares of our Class A common stock it purchases under our plan equal to the purchase price plus the amount of ordinary income it recognizes.

When an agency disposes of shares of our Class A common stock it has purchased under our plan, it will recognize a long-term or short-term capital gain, depending upon the holding period of the shares, on any amount it receives in excess of its basis in the shares of our Class A common stock. If the amount the eligible agency receives is less than its basis, it will recognize the loss as a long-term or short-term capital loss, depending upon the holding period of the shares, which begins on the day after it acquires each share.

We also advise you to consult with a tax advisor to determine the tax consequences of a given transaction, particularly if you designate a taxpayer other than you to become a participant in our plan.

28.	May we change or discontinue our plan?

Yes. Our board of directors may amend, modify or terminate our plan at any time without notice if the amendment, modification or termination does not adversely affect your existing rights under our plan.

29.	How may eligible agencies sell shares of our Class A common stock they purchase under our plan?

As we discuss in Question and Answer 22, we will issue and deliver to each participating agency stock certificates representing the shares it has purchased under our plan after the end of the subscription period during which it purchased the shares. Participants will have the sole discretion as to whether or when to sell their shares and may transfer or dispose of them at any time without restriction after receipt of their stock certificates. An eligible agency may choose to sell shares through the broker of its choice.

PLAN OF DISTRIBUTION

We have reserved 300,000 shares of our Class A common stock for sale to eligible agencies under our plan until our plan terminates on September 30, 2016. We will offer the shares of our Class A common stock under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants any brokerage commissions or service charges in connection with their purchase of shares under our plan.

USE OF PROCEEDS

We will retain all proceeds from the sale of the shares of our Class A common stock under our plan. We intend to use the proceeds from sales of these shares for general corporate purposes, including making investments in and advances to our subsidiaries.

EXPERTS

The consolidated financial statements and schedule of Donegal Group Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states Donegal Group Inc. acquired Michigan Insurance Company on December 1, 2010 and management excluded from its assessment of the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2010, Michigan Insurance Company’s internal control over financial reporting associated with total assets of approximately $213.5 million and total revenues of approximately $2.4 million included in the consolidated financial statements of Donegal Group Inc. as of and for the year ended December 31, 2010. KPMG’s audit of internal control over financial reporting of Donegal Group Inc. also excluded an evaluation of the internal control over financial reporting of Michigan Insurance Company as of December 31, 2010.

LEGAL OPINION

Duane Morris LLP, Philadelphia, Pennsylvania, has passed upon the validity of the issuance of the shares of our Class A common stock we offer pursuant to this prospectus. As of May 1, 2011, Frederick W. Dreher, a partner of Duane Morris LLP, who is a director of Donegal Mutual, beneficially owned 63,772 shares of our Class A common stock, of which 25,000 shares represent shares of our Class A common stock purchasable under currently exercisable stock options, and 35,622 shares of our Class B common stock. Donegal Mutual owns approximately 39% of the outstanding shares of our Class A common stock and approximately 75% of the outstanding shares of our Class B common stock and thereby controls the election of all of the members of our board of directors.

DONEGAL GROUP INC.

2011 AGENCY STOCK PURCHASE PLAN

300,000
Shares of
Class A Common Stock

PROSPECTUS

We recommend that you rely only on the information we include or incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information.

We do not claim the accuracy of the information in this prospectus as of any date other than the date stated above.

Dated May 27, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

We estimate our expenses in connection with this registration statement, other than underwriting discounts and commissions, as follows:

SEC registration fee	$456.80
Printing expenses	8,000.00
Legal and accounting expenses	10,000.00
Miscellaneous	1,000.00

TOTAL	$19,456.80

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, the law of the state of incorporation, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, they actually and reasonably incur in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. Our by-laws provide that we shall indemnify to the fullest extent Delaware law permits any person, including our directors and our officers, made, or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.

The by-laws of Donegal Mutual, a Pennsylvania corporation, provide that Donegal Mutual shall indemnify to the fullest extent Pennsylvania law permits any person, including Donegal Mutual directors and officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.

Our by-laws provide that, to the fullest extent Delaware law permits, our directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.

Donegal Mutual’s by-laws provide that, to the fullest extent Pennsylvania law permits, the directors of Donegal Mutual shall not have any personal liability for monetary damages for any action taken or any failure to take any action.

Item 16.  Exhibits.

No.	Description

4.1	Donegal Group Inc. Agency Stock Purchase Plan (filed herewith)
5.1	Opinion of Duane Morris LLP (filed herewith)
23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)
23.1	Consent of KPMG LLP (filed herewith)
24.1	Powers of Attorney (included in signature pages)

Item 17.  Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i) Each prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining our liability under the Securities Act, to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(iv) Any other communication that is an offer in the offering made by us to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, that we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on May 26, 2011.

DONEGAL GROUP INC.

By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald H. Nikolaus and Jeffrey D. Miller, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald H. Nikolaus Donald H. Nikolaus	President (principal executive officer)	May 26, 2011

/s/ Jeffrey D. Miller Jeffrey D. Miller	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 26, 2011

/s/ Robert S. Bolinger Robert S. Bolinger	Director	May 26, 2011

/s/ Patricia A. Gilmartin Patricia A. Gilmartin	Director	May 26, 2011

/s/ Philip H. Glatfelter, II Philip H. Glatfelter, II	Director	May 26, 2011

/s/ Jack L. Hess Jack L. Hess	Director	May 26, 2011

/s/ Kevin M. Kraft, Sr. Kevin M. Kraft, Sr.	Director	May 26, 2011

Signature	Title	Date

/s/ John J. Lyons John J. Lyons	Director	May 26, 2011

/s/ Jon M. Mahan Jon M. Mahan	Director	May 26, 2011

/s/ S. Trezevant Moore, Jr. S. Trezevant Moore, Jr.	Director	May 26, 2011

/s/ R. Richard Sherbahn R. Richard Sherbahn	Director	May 26, 2011

/s/ Richard D. Wampler, II Richard D. Wampler, II	Director	May 26, 2011